UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2012

Remark Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code  (404) 974-2722

(Former Name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2012, Scott Booth and Gregory M. Swayne resigned from the Company’s Board of Directors (the “Board”).  Mr. Booth was also a member of the Audit Committee and was Chairman of the Compensation Committee.  The resignations resulted from disagreements among the members of the Board and executive management regarding the future strategic and financial direction of the Company.  The remaining members of the Board of Directors intend to appoint a third independent director to the Board in the near future.

The Company’s Board of Directors appointed Kai-Shing Tao as Chairman of the Board and Co-Chief Executive Officer of the Company, on October 16, 2012, and effective the same day.  Mr. Tao has been a member of the Board since the Company’s formation in 2007.  Mr. Tao will serve as the Company’s principal executive officer and principal financial officer, and will not draw a salary.

Carrie B. Ferman, formerly Chief Executive Officer of the Company, has been appointed Co-Chief Executive Officer by the Board on October 16, 2012, and effective the same day.

Also on October 16, 2012, the executive officers of the Company agreed to reduce their base salary compensation to $150,000 per year, in support of the Company’s growth plans, effective October 1, 2012.

In connection with such, the Letter Agreement effective as of July 27, 2011 (the “Ferman Letter Agreement”), governing Ms. Ferman’s employment has been amended on October 16, 2012, effective as of October 1, 2012, to reflect her new position, a revised base salary of $150,000 per year and revised one-time bonuses of $50,000 that Ms. Ferman is eligible for based upon the Company’s entering into specified sponsorship or other agreements, and certain provisions regarding payments upon termination.  A copy of the First Amendment to the Ferman Letter Agreement will be filed with our next periodic report.

Eric Orme, Chief Technology Officer, and Bradley Zimmer, Chief Operating Officer, General Counsel and Secretary, are both at-will employees and have modified their compensatory arrangements in accordance with the base salary adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Media, Inc.

Date: October 16, 2012	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Chief Operating Officer & General Counsel